EFFECTIVE DATE April 10, 2012

ARTICLES OF MERGER
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
Harmony Metals, Inc.	Florida	P09000065955

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
HRMY Sub, Inc.	Florida	P12000015044

FILED SECRETARY OF STATE DIVISION OF CORPORATIONS 12 MAR 21 PM 3: 2?

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR 04 / 10 / 2012 (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT)
The Plan of Merger was adopted by the shareholders of the surviving corporation on __________.

The Plan of Merger was adopted by the board of directors of the surviving corporation on March 20, 2012 and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)
The Plan of Merger was adopted by the shareholders of the merging corporation(s) on __________.

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on March 20, 2012 and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title
Harmony Metals, Inc.	[signature]	Jay Elliot, CEO and President
HRMY Sub, Inc.	[signature]	Jay Elliot, CEO

PLAN OF MERGER

(Merger of subsidiary corporation(s))

The following plan of merger is submitted in compliance with section 607.1104, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

The name and jurisdiction of the **parent** corporation owning at least 80 percent of the outstanding shares of each class of the subsidiary corporation:

Name	Jurisdiction
Harmony Metals, Inc.	Florida

The name and jurisdiction of each **subsidiary** corporation:

Name	Jurisdiction
HRMY Sub, Inc.	Florida

The manner and basis of converting the shares of the subsidiary or parent into shares, obligations, or other securities of the parent or any other corporation or, in whole or in part, into cash or other property, and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, and other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

The manner of converting the outstanding shares of the capital stock of the Terminating Corporation into the shares of the Surviving Corporation shall be that each share of common stock of the Terminating Corporation, which is held by the Surviving Corporation, and all rights in respect thereto, shall forthwith cancelled. Each share of common stock of the Surviving Corporation, which shall be issued and outstanding on the Effective Date, shall remain as they are prior to the Effective Date.

(Attach additional sheets if necessary)

PLAN OF MERGER

PLAN OF MERGER approved on March 20, 2012 by HARMONY METALS, INC. ("HRMY"), which is a business corporation organized under the laws of the State of Florida, and which is subject to the provisions of Florida Business Corporation Act, and by resolution adopted by its Board of Directors on said date.

1. HRMY Sub, Inc. ("HRMY Sub"), a business corporation organized under the laws of the State of Florida, and which is subject to the provisions of Florida Business Corporation Act, shall, pursuant to Florida Business Corporation Act Section 607.1104, be merged with and into its parent company, HRMY, which shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") (the "Merger") upon the effective date as designated in the Articles of Merger (the "Effective Date"), and which shall continue to exist as said Surviving Corporation under a new name "NUVEL HOLDINGS, INC." pursuant to Florida Business Corporation Act Section 607.1104. The separate existence of HRMY Sub (sometimes hereinafter referred to as the "Terminating Corporation"), shall cease upon the Effective Date in accordance with the said provisions of Florida Business Corporation Act.

   The following Article I of the Articles of Incorporation of the Surviving Corporation upon the Effective Date of the Merger shall be amended to read in its entirety as follows:

   " ARTICLE I
   The name of this corporation is NUVEL HOLDINGS, INC. "

   and the remaining articles of the Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Florida Business Corporation Act.

2. The bylaws of the Surviving Corporation as in force and effect upon the Effective Date of the Merger shall continue to be the bylaws of said Surviving Corporation and shall continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Florida Business Corporation Act.

3. The directors and officers in office of the Surviving Corporation upon the Effective Date of the Merger shall continue to be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

4. The manner of converting the outstanding shares of the capital stock of the Terminating Corporation into the shares of the Surviving Corporation shall be that each share of common stock of the Terminating Corporation, which is held by the Surviving Corporation, and all rights in respect thereto, shall forthwith cancelled. Each share of common stock of the

Surviving Corporation, which shall be issued and outstanding on the Effective Date, shall remain as they are prior to the Effective Date.

5. The Terminating Corporation and the Surviving Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the Florida Business Corporation Act, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

6. The Board of Directors and the proper officers of the Terminating Corporation and of the Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger herein provided for.

If the merger is between the parent and a subsidiary corporation and the parent is not the surviving corporation, a provision for the pro rata issuance of shares of the subsidiary to the holders of the shares of the parent corporation upon surrender of any certificates is as follows:
N/A

If applicable, shareholders of the subsidiary corporations, who, except for the applicability of section 607.1104, Florida Statutes, would be entitled to vote and who dissent from the merger pursuant to section 607.1321, Florida Statutes, may be entitled, if they comply with the provisions of chapter 607 regarding appraisal rights of dissenting shareholders, to be paid the fair value of their shares.

Other provisions relating to the merger are as follows:

[Please refer to the attached Plan of Merger for more details.]